Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of January 3, 2005, by and between Radiologix, Inc., a Delaware corporation (the “Company”), and Michael N. Murdock (“Employee”).

In consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the parties hereby agree as follows:

1. Employment. The Company hereby employs Employee in the capacity of Senior Vice President and Chief Financial Officer. Employee accepts such employment and agrees to perform such services as are customary to such office and as shall from time to time be assigned to him by the Company.

2. Term. Employee’s employment hereunder shall commence on February 1, 2005 (the “Commencement Date”) and shall continue until terminated as provided in Section 5. Employee’s employment will be on a full-time basis requiring the devotion of such amount of his professional time as is necessary for the efficient operation of the business of the Company.

3. Compensation and Benefits.

3.1 Salary. For the performance of Employee’s duties hereunder, the Company shall pay Employee an annual salary of no less than $250,000, payable (after deducting required withholdings) in accordance with the Company’s ordinary payroll practices.

3.2 Bonus. Employee will be a participant in all Company bonus or incentive compensation plans that are generally available to the Company’s corporate officers.

3.3 Stock Options. On the Commencement Date, the Company shall grant to Employee stock options for the purchase, at fair market value at the date of grant, of 200,000 shares of the Company’s Common Stock pursuant to the applicable plans and the terms of stock option agreements under the Company’s 2004 Long-Term Incentive Compensation Plan (the “LTICP”).

3.4 Benefits. Employee shall be entitled to such medical, disability and life insurance coverage and such vacation, sick leave and holiday benefits, if any, and any other benefits as are made available to the Company’s corporate officers, all in accordance with the Company’s benefits program in effect from time to time.

3.5 Reimbursement of Expenses. Employee shall be entitled to be reimbursed for all reasonable expenses, including but not limited to expenses for travel, meals and entertainment, licenses and associated costs incurred by Employee in connection with and reasonably related to the furtherance of the Company’s business; provided, however, that the Company may require as a condition to such reimbursements, that Employee comply with the Company’s expense reimbursement policies.

3.6 Annual Review. The Company’s Board of Directors (or, if delegated by the Board of Directors, the Company’s Compensation Committee or Chief Executive Officer) will, on an annual basis, review Employee’s performance and compensation hereunder (including salary, bonus and stock options and/or other equity incentives).

4. Change of Control.

4.1 Termination After a Change of Control Occurs. In the event of a Change of Control of the Company (as defined below), all options then granted to Employee which are unvested at the date of the Change of Control will vest pursuant to the provisions of the Company’s LTICP. In lieu of the provisions of Section 5.2(b), if the Company terminates Employee’s employment hereunder within one year following a Change of Control for any reason other than for Disability or Cause (each as defined below), or if Employee terminates his employment hereunder for Good Reason (as defined below) within one year following a Change of Control, then the Company shall pay Employee, not later than the third business day after the effective date of such termination of employment, in addition to the amounts required under Section 5.2(a), a lump sum severance payment in an amount equal to the sum of (i) the product of Employee’s then current annual salary for one year multiplied by two, plus (ii) the product of Employee’s most recent annual bonus payment received for the fiscal year immediately preceding the Change of Control multiplied by two.

In addition, the Company shall continue to provide Employee with the benefits described in Section 3.4 until the earlier of (i) the two-year anniversary of the effective date of Employee’s termination of employment or (ii) the date on which Employee obtains substantially equivalent benefits from another party.

4.2 Definition. As used herein, a “Change of Control” of the Company shall be deemed to have occurred when:

(a) The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 4, the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company; (x) any acquisition by the Company; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) below; or

(b) During any period of two consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of this section, (i) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof, (ii) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto, and (iii) “Effective Date” means the effective date of this Agreement; provided, however, that with respect to the treatment of stock options or other stock-based awards, “Effective Date” shall mean the effective date of the plan under which such options or awards are granted, to the extent that the existence of a Change in Control is measured by reference to such effective date.

4.3 Parachute Payment Provisions. Notwithstanding any other provision of this Agreement to the contrary, if it is determined (as hereafter provided) that any payment made to Employee following a Change of Control, either alone or together with other payments or benefits, either cash or non-cash, that Employee has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to (or for the benefit of) Employee under any plan for the benefit of employees, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), then such payment or other benefit shall be reduced so that the aggregate present value of all payments and benefits, either cash or non-cash, to (or for the benefit of) Employee which are contingent on the change in control (as defined in Code Section 280G(b)(2)(A)) is One Dollar ($1.00) less than the amount which Employee could receive without being considered to have received any parachute payment. The determination of the amount of any reduction required by this Section shall be made by an independent auditor selected by the Company and acceptable to Employee, and such determination shall be conclusive and binding on the parties hereto.

5. Termination.

5.1 Termination Events. Employee’s employment hereunder will terminate upon the occurrence of any of the following events:

(a) Employee dies;

(b) the Company, by written notice to Employee or his personal representative, discharges Employee due to Employee’s Disability (as defined below);

As used in this Agreement, the term “Disability” shall mean that for a period of at least 120 days during any twelve consecutive month period on account of a mental or physical condition, Employee is unable to perform the essential functions of his job for the Company, with or without reasonable accommodation. The determination of Employee’s Disability shall be made (a) by a medical physician selected or agreed to by the Company or (b) upon mutual agreement of the Company and Employee or his personal representative. All costs relating to the determination of whether Employee has incurred a Disability shall be paid by the Company. Employee shall submit to any examination that is reasonably required by an examining physician for purposes of determining whether a Disability exists.

(c) Employee is discharged by the Company for Cause (as defined below):

As used in this Agreement, the term “Cause” shall mean:

(i) Employee’s conviction of (or plea of guilty or nolo contendere to) (A) any felony or (B) any misdemeanor involving fraud or dishonesty in connection with the performance of his duties hereunder or moral turpitude; or

(ii) the willful and continued failure of Employee for a total of 10 days (which need not be consecutive days) within any fiscal year of the Company to substantially perform his duties with the Company (other than any such failure resulting from illness or Disability) after a written demand for substantial performance from the Company is delivered to Employee, which demand specifically identifies the manner in which it is claimed Employee has not substantially performed his duties, or

(iii) Employee has willfully engaged in misconduct which has, or can reasonably be expected to have, a direct and material adverse monetary effect on the Company.

For purposes of this Section, no act or failure to act on Employee’s part shall be considered “willful” unless Employee acted in bad faith or without a reasonable belief that Employee’s action or omission was in the best interest of the Company.

(d) Employee is discharged by the Company for any reason other than for Cause or Disability, which the Company may do at any time;

(e) Employee voluntarily terminates his employment due to either (i) a material default by the Company in the performance of any of its obligations hereunder, or (ii) an Adverse Change in Duties (as defined below), which default or Adverse Change in Duties remains unremedied by the Company for a period of ten days following its receipt of written notice thereof from Employee (which notice must reasonably describe the facts claimed by Employee to constitute the default or Adverse Change in Duties) (the reasons described in items (i) and (ii) of this paragraph being referred to herein as “Good Reason”); or

(f) Employee voluntarily terminates his employment for any reason other than Good Reason, which Employee may do at any time with at least 30 days’ advance notice.

As used in this Agreement, “Adverse Change in Duties” means an action or series of actions taken by the Company and/or the Board of Directors of the Company, without Employee’s prior written consent, which results in:

(i) A change in Employee’s reporting responsibilities, titles, job responsibilities or offices which results in a material diminution of his status, control or authority as Senior Vice President and Chief Financial Officer of the Company; or

(ii) The assignment to Employee of any positions, duties or responsibilities which are materially inconsistent with Employee’s positions, duties and responsibilities or status with the Company; or

(iii) A requirement by the Company that Employee be based or perform his duties anywhere other than (i) at the Company’s corporate office location on the date of this Agreement, or (ii) if the Company’s corporate office location is moved after the date of this Agreement, at a new location that is more than 60 miles from such prior location; or

(iv) A failure by the Company to provide for Employee’s participation in any current or future benefits or plans at a level or to an extent commensurate with that of other corporate officers of the Company, taking into account the differing duties and responsibilities of such executives and their contribution to the success of the Company, as determined in good faith by the Compensation Committee of the Board of Directors.

5.2 Effects of Termination.

(a) Upon termination of Employee’s employment hereunder for any reason, the Company will promptly pay Employee all compensation owed to Employee and unpaid through the effective date of termination (including without limitation salary and Employee’s properly documented expense reimbursements).

(b) In addition, if Employee’s employment is terminated under Sections 5.1(b), (d) or (e), then the Company shall also pay Employee, not later than the third business day after the effective date of such termination of employment, a lump sum severance payment in an amount equal to Employee’s then current annual salary.

5.3 Noncompete After Termination. Immediately upon Employee’s execution of this Agreement and on an on-going basis, the Company agrees that it shall provide to Employee confidential information and trade secrets of the Company and its business (“Confidential Information”). In consideration of, among other things, the Company’s obligation to disclose confidential information to Employee and his receipt of that confidential information, Employee agrees that during his employment with the Company and for the one year period following the termination of Employee’s employment hereunder for any reason, Employee will not, directly or indirectly, whether as an individual, employee, director, consultant, investor, stockholder, partner, agent, principal, lender or advisor, or in any other capacity whatsoever, and whether personally or through other persons:

(i) provide services to any person, firm, corporation or other business enterprise whose primary business involves (A) owning or operating diagnostic imaging centers or the provision of diagnostic imaging services, (B) providing administrative, management or other information services to radiology practices or (C) providing management services in the area of radiology, in each case unless he obtains the prior written consent of the Company. The Company conducts business across the entire United States and, thus, to enforce the covenants herein, the geographic area for purposes of this restriction is nationwide.

(ii) solicit business from, attempt to do business with, or do business with any customer of the Company with whom the Company transacted business within the preceding 12 months, and for which Employee contacted, called on, serviced, did business with or had significant contact with during Employee’s employment with the Company.

(iii) solicit, or attempt to encourage or solicit, any individual to leave the Company’s employ for any reason or interfere in any other manner with the employment relationships between the Company and its current or prospective employees or any employee who has been employed by the Company within ninety days preceding Employee’s termination.

(iv) directly or indirectly induce or attempt to induce any provider, payor, customer, supplier, distributor, licensee or other business relation of the Company to cease doing, or curtail, business with the Company or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and the Company.

If any restriction set forth in this paragraph is held to be unreasonable and/or unenforceable as written, Employee and the Company agree that the restriction may be reformed to make it enforceable, and the restriction shall remain in full force and effect as reformed.

Employee acknowledges that the restrictions contained in this paragraph in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of this paragraph would result in irreparable injury to the Company, and that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of breach of the foregoing restrictive covenants. In the event of a breach or a threatened breach by Employee of any provision in this paragraph, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Employee from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this paragraph shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. The restrictions in this paragraph shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement.

If Employee violates any of the restrictions contained in this paragraph, the restrictive period will be suspended and will not run in favor of Employee from the time of the commencement of any violation until the time when Employee cures the violation to the Company’s satisfaction.

6. General Provisions.

6.1 Assignment. Employee shall not assign or delegate any of his rights or obligations under this Agreement without the prior written consent of the Company, and any attempted assignment without the Company’s consent shall be void ab initio. The Company may assign this Agreement to any successor of the Company or any purchaser of all or substantially all of the assets of the Company.

6.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties relating to such subject matter. In the case of any conflict between the terms of this Agreement and any option agreement or similar instrument, the terms of this Agreement shall control.

6.3 Modifications. This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

6.4 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Employee and Employee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

6.5 Governing Law. This Agreement is performable in whole or in part in Dallas County, Texas wherein exclusive venue shall lie for any proceeding, claim or controversy, and shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any conflict-of-laws principles.

6.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

6.7 Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

6.8 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed received by the recipient when delivered personally or, if mailed, five days after the date of deposit in the United States mail, certified or registered, postage prepaid and addressed, in the case of the Company, to Radiologix, Inc., 3600 J.P. Morgan Chase Tower, 2200 Ross Avenue, Dallas, Texas 75201-2776, attention: General Counsel; and in the case of Employee, to the address shown for Employee on the signature page hereof.

6.9 No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision of any other provision of this Agreement.

6.10 Legal Fees and Expenses. In the event of any disputes under this Agreement, each party shall be responsible for its own legal fees and expenses which it may incur in resolving such dispute, unless otherwise prohibited by applicable law or a court of competent jurisdiction.

6.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

6.12 Mediation. If a dispute arises out of or relating to this Agreement or its breach, and if the dispute cannot be settled through direct discussions, then the parties agree to first endeavor to settle the dispute in an amicable manner by mediation, under the applicable provisions of Section 154.001, et seq., Texas Civil Practice & Remedies Code, as supplemented by the rules of the Association of Attorney Mediators, before having recourse to any other proceeding or forum. The parties agree to conduct such mediation in Dallas County, Texas, through either an individual mediator agreed upon by the parties; or if the parties cannot agree upon a mediator, through a mediator to be appointed by the American Arbitration Association in accordance with its rules governing mediation. The cost and expense of the mediation shall be borne equally by the parties. This provision shall not prevent any of the parties from seeking injunctive relief or exercising any of the rights or remedies provided for in this Agreement.

6.13 Code Section 409A Compliance. Notwithstanding any other provisions of this Agreement to the contrary, the parties hereto agree that they will in good faith amend this Agreement in any manner reasonably necessary in order to comply with Code Section 409A, as enacted by the American Jobs Creation Act of 2004, and the parties further understand and agree that any provision in this Agreement that shall violate the requirements of Code Section 409A shall be of no force and effect after such amendment.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement, effective as of the day and year first above written.

COMPANY		EMPLOYEE

RADIOLOGIX, INC.,

By:	/s/ Sami S. Abbasi	/s/ Michael N. Murdock
Name:	Sami S. Abbasi
Title:	President and Chief Executive Officer	Address: 719 Scottish Mist Trail
Highland Village, TX 75077